Exhibit 99.1

April 22, 2009                                                                                                           FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL, INC.
ANNOUNCES SECOND QUARTER RESULTS

ST. PETERSBURG, Fla. – Raymond James Financial, Inc. today reported a 90 percent decrease from the prior year’s quarterly net income to $6,093,000 or $0.05 per diluted share, for the second quarter ended March 31, 2009. In comparison, the firm earned $59,790,000, or $0.50 per diluted share, for the second quarter of fiscal year 2008. Net revenues decreased 15 percent to $589,667,000 while gross revenues decreased 26 percent to $596,411,000.
“As we have been forecasting for some time, the malaise in the financial sector, which has migrated to the general economy, has manifested itself in Raymond James Bank’s loan portfolio. For the past several quarters, we have been increasing the rate of additions to the provision for loan losses to reflect increasingly difficult conditions in both the real estate and corporate sectors,” stated Chairman and CEO Thomas A. James.
“During the March quarter, we recorded a $75 million provision for loan loss in a combination of charge-offs and reserves, reflecting both the dramatic decline in values in the office and retail real estate space, a $28 million charge-off on one specific loan to a commercial mortgage real estate investment trust and other smaller charge-offs, and specific additions to reserves. That $75 million contrasted to the $25 million provision in the prior quarter and $11 million in last year’s comparable quarter. Thus, the total allowance for loan losses on March 31 was $141 million, or 1.84 percent of outstanding loans. These reserves are primarily related to real estate. Non-performing loans grew $79 million during the quarter to $143 million, which includes $42 million to borrowers who are presently current, but who are deemed by bank management to be at risk in terms of meeting their obligations. Approximately $1.4 billion of Raymond James Bank’s commercial loan portfolio is real estate related. As a result, Raymond James Bank reported its first ever quarterly loss, a pre-tax amount of $12.4 million,” James continued.
“In an environment in which real estate asset values are expected to continue to decline for some period, it is difficult to project future results for the bank, but we expect to make additional provisions for loan losses for at least the remainder of calendar 2009. However, our internal stress tests, which certainly aren’t infallible, indicate that operating earnings should be more than sufficient to comprehend those expenses over the next 12 months, unless the economy becomes much worse or the net interest spread materially declines.
“As we have indicated in prior press releases, almost all of our segments in the securities business are being depressed by the market decline, which was 32 percent in the S&P 500 for the first six months of the 2009 fiscal year. The decline of 31 percent in Private Client Group revenues to $351 million compared to last year’s March quarter resulted in a 78 percent reduction in pre-tax income to $11.7 million. Since revenues vary proportionately with assets under management, the Asset Management Group’s revenues fell 24 percent to $46.2 million and pre-tax income dropped 67 percent to $4.9 million. Although Equity Capital Markets experienced a $1.5 million loss in the quarter, the Fixed Income department generated a 374 percent profit increase to $17.5 million on a robust 47 percent increase in revenues. Consequently, securities operations more than offset the loss in Raymond James Bank,” continued James.
“Although I expect conditions to be difficult in the securities sector for at least the remainder of 2009, the rally in March and April, as well as continuing vibrant financial advisor recruiting results, augur for somewhat improved revenue generation. Obviously, asset management fee revenues should stabilize, which in conjunction with expense reductions, should improve the outlook for the Asset Management Group. Moreover, underwriting activity has also increased recently as a result of the improvement in market conditions. Thus, I’m optimistic that we may be reaching an inflection point in revenue levels for securities operations.”
“The results for the first six months of our fiscal year are much better than the current quarter although net income was down 42 percent to $67.2 million on only a 9 percent decline in net revenues, which is remarkable under the circumstances. We have remained profitable during the worst period that we have experienced since 1973-75. More importantly, we have continued to grow our platform throughout the downturn, which presages new plateaus in revenues and profits when economic conditions improve.”
The company will conduct its quarterly conference call Thursday, April 23, at 8:15 a.m. EDT. Please logon to raymondjames.com/analystcall for a listen-only live audio stream of the call. The subjects to be covered may include forward-looking information. Questions may be posed to management by participants on the call, and in response the company may disclose additional material information.
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers, (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 5,000 financial advisors serving approximately 1.8 million accounts in approximately 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $172 billion, of which approximately $26 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2008 annual report on Form 10-K and quarterly report for the quarter ended December 31, 2008 on Form 10-Q, which are available on raymondjames.com and sec.gov.

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April 22, 2009                                                                                                           Raymond James Financial, Inc.

Raymond James Financial, Inc.
Unaudited Financial Data
For the second quarter ended March 31, 2009
(all data in thousands, except per share earnings)

	Second Quarter			Six Months
	2009	2008	% Change	2009	2008	% Change
Gross revenues	$596,411	$807,134	(26%)	$1,292,244	$1,636,325	(21%)
Net revenues	589,667	691,687	(15%)	1,253,609	1,377,514	(9%)
Net income	6,093	59,790	(90%)	67,186	116,032	(42%)

Net income per share - diluted	0.05	0.50	(90%)	0.57	0.97	(41%)

Weighted average common
and common equivalent shares
outstanding - diluted	118,580	119,520		118,195	119,817

	Balance Sheet Data

	March	December	September	March
	2009	2008	2008	2008
Total assets	$ 18.1 bil.	$ 18.3 bil.	$ 20.7 bil.[1]	$ 18.1 bil.
Shareholders' equity	$1,896 mil.	$1,865 mil.	$1,884 mil.	$1,772 mil.
Book value per share	$16.05	$15.96	$16.18	$15.40

	Management Data
		Quarter Ended
	March	December	September	March
	2009	2008	2008	2008
Total financial advisors:
United States	4,616	4,559	4,548	4,407
Canada	459	436	408	360
United Kingdom	108	101	89	87
Total	5,183	5,096	5,045	4,854

# Lead managed/co-managed:
Corporate public offerings in U.S.	10	3	15	10
Corporate public offerings in Canada	1	3	2	5

Financial assets under management	$ 25.6 bil.	$ 27.7 bil.	$ 33.3 bil.	$ 35.4 bil.

Raymond James Bank Total Assets	$ 9.1 bil.	$ 9.5 bil.	$ 11.4 bil.[1]	$ 8.3 bil.

Client Assets	$ 172 bil.	$ 170 bil.[2]	$ 197 bil.	$ 209 bil.
Client Margin Balances	$1,089 mil.	$1,168 mil.	$1,571 mil.	$1,509 mil.

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1 Total assets include $1.9 billion in cash, offset by an equal amount in overnight borrowing to meet point-in-time regulatory balance sheet composition requirements related to RJBank’s qualifying as a thrift institution. This advance was repaid on October 1, 2008.  See detailed discussion in supplemental RJBank disclosures.

2 Client assets under administration began to include balances related to direct client mutual fund positions, $7 billion at December 31, 2008, which were not previously reported.

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April 22, 2009                                                                                                           Raymond James Financial, Inc.

	Three Months Ended
	March 31,	March 31,		December 31,
	2009	2008	% Change	2008	% Change
	(in 000’s)
Revenues:
Private Client Group	$ 351,042	$ 509,456	(31%)	$ 414,544	(15%)
Capital Markets	124,013	124,509	-	128,706	(4%)
Asset Management	46,181	60,657	(24%)	51,291	(10%)
RJBank	83,336	105,134	(21%)	109,239	(24%)
Emerging Markets	3,097	10,095	(69%)	4,323	(28%)
Stock Loan/Borrow	2,607	8,411	(69%)	3,290	(21%)
Proprietary Capital	(639)	1,242	(151%)	538	(219%)
Other	298	6,566	(95%)	1,086	(73%)
Intersegment Eliminations	(13,524)	(18,936)	29%	(17,184)	21%
Total	$ 596,411	$ 807,134	(26%)	$ 695,833	(14%)

Pre-tax Income:
Private Client Group	$ 11,681	$ 53,234	(78%)	$ 32,585	(64%)
Capital Markets	15,982	4,432	261%	14,289	12%
Asset Management	4,904	14,782	(67%)	9,074	(46%)
RJBank	(12,416)	25,891	(148%)	54,626	(123%)
Emerging Markets	(2,289)	106	(2,259%)	(465)	(392%)
Stock Loan/Borrow	847	1,291	(34%)	1,223	(31%)
Proprietary Capital	(502)	(620)	19%	(544)	8%
Other	(5,289)	(1,298)	(307%)	(9,124)	42%
Pre-Tax Income	$ 12,918	$ 97,818	(87%)	$ 101,664	(87%)

	Six Months Ended
	March 31,	March 31,
	2009	2008	% Change
	(in 000’s)
Revenues:
Private Client Group	$ 765,586	$ 1,039,463	(26%)
Capital Markets	252,719	239,032	6%
Asset Management	97,472	125,286	(22%)
RJBank	192,575	207,723	(7%)
Emerging Markets	7,420	22,881	(68%)
Stock Loan/Borrow	5,897	22,287	(74%)
Proprietary Capital	(101)	2,413	(104%)
Other	1,384	15,058	(91%)
Intersegment Eliminations	(30,708)	(37,818)	19%
Total	$ 1,292,244	$ 1,636,325	(21%)

Pre-tax Income:
Private Client Group	$ 44,266	$ 109,318	(60%)
Capital Markets	30,271	9,128	232%
Asset Management	13,978	33,337	(58%)
RJBank	42,210	40,665	4%
Emerging Markets	(2,754)	(1,449)	(90%)
Stock Loan/Borrow	2,070	2,934	(29%)
Proprietary Capital	(1,046)	(1,277)	18%
Other	(14,413)	(4,081)	(253%)
Pre-Tax Income	$ 114,582	$ 188,575	(39%)
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April 22, 2009                                                                                                           Raymond James Financial, Inc.

RAYMOND JAMES FINANCIAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)
Quarter-to-Date
(in thousands, except per share amounts)
	Three Months Ended
	March 31,	March 31,	%	Dec. 31,	%
	2009	2008	Change	2008	Change
Revenues:
Securities commissions and fees	$ 369,705	$ 481,497	(23%)	$ 418,225	(12%)
Investment banking	18,001	27,232	(34%)	20,733	(13%)
Investment advisory fees	38,961	53,319	(27%)	44,435	(12%)
Interest	108,073	191,314	(44%)	143,612	(25%)
Net trading profits	12,766	(6,946)	284%	9,175	39%
Financial service fees	30,805	32,763	(6%)	33,135	(7%)
Other	18,100	27,955	(35%)	26,518	(32%)

Total Revenues	596,411	807,134	(26%)	695,833	(14%)
Interest Expense	6,744	115,447	(94%)	31,891	(79%)
Net Revenues	589,667	691,687	(15%)	663,942	(11%)

Non-Interest Expenses:
Compensation, commissions and benefits	391,902	473,306	(17%)	419,254	(7%)
Communications and information processing	29,956	31,230	(4%)	35,223	(15%)
Occupancy and equipment costs	24,945	24,101	4%	26,435	(6%)
Clearance and floor brokerage	7,464	7,093	5%	8,588	(13%)
Business development	18,817	21,744	(13%)	24,724	(24%)
Investment advisory fees	7,222	12,563	(43%)	9,722	(26%)
Bank loan loss provision	74,979	11,113	575%	24,870	201%
Other	28,156	15,943	77%	18,469	52%
Total Non-Interest Expenses	583,441	597,093	(2%)	567,285	3%

Minority Interest	(6,692)	(3,224)	(108%)	(5,007)	(34%)

Income before provision for income taxes	12,918	97,818	(87%)	101,664	(87%)

Provision for income taxes	6,825	38,028	(82%)	40,571	(83%)

Net Income	$ 6,093	$ 59,790	(90%)	$ 61,093	(90%)
Net Income per share-basic	$ 0.05	$ 0.51	(90%)	$ 0.52	(90%)
Net Income per share-diluted	$ 0.05	$ 0.50	(90%)	$ 0.52	(90%)
Weighted average common shares
outstanding-basic	117,391	117,312		116,575
Weighted average common and common
equivalent shares outstanding-diluted	118,580	119,520		118,087

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April 22, 2009                                                                                                           Raymond James Financial, Inc.

RAYMOND JAMES FINANCIAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)
Year-to-Date
(in thousands, except per share amounts)
	Six Months Ended
	March 31,	March 31,	%
	2009	2008	Change
Revenues:
Securities commissions and fees	$ 787,930	$ 954,102	(17%)
Investment banking	38,734	51,087	(24%)
Investment advisory fees	83,396	109,924	(24%)
Interest	251,685	404,264	(38%)
Net trading profits	21,941	(5,844)	475%
Financial service fees	63,940	65,738	(3%)
Other	44,618	57,054	(22%)

Total Revenues	1,292,244	1,636,325	(21%)
Interest Expense	38,635	258,811	(85%)
Net Revenues	1,253,609	1,377,514	(9%)

Non-Interest Expenses:
Compensation, commissions and benefits	811,156	943,910	(14%)
Communications and information processing	65,179	62,241	5%
Occupancy and equipment costs	51,380	45,498	13%
Clearance and floor brokerage	16,052	15,679	2%
Business development	43,541	45,603	(5%)
Investment advisory fees	16,944	25,493	(34%)
Bank loan loss provision	99,849	23,933	317%
Other	46,625	29,261	59%
Total Non-Interest Expenses	1,150,726	1,191,618	(3%)

Minority Interest	(11,699)	(2,679)	(337%)

Income before provision for income taxes	114,582	188,575	(39%)
Provision for income taxes	47,396	72,543	(35%)

Net Income	$ 67,186	$ 116,032	(42%)
Net Income per share-basic	$ 0.57	$ 0.99	(42%)
Net Income per share-diluted	$ 0.57	$ 0.97	(41%)
Weighted average common shares
outstanding-basic	116,947	117,078
Weighted average common and common
equivalent shares outstanding-diluted	118,195	119,817

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RAYMOND JAMES BANK

Raymond James Bank, FSB (RJBank) is a federally chartered savings bank, regulated by the Office of Thrift Supervision, which provides residential, consumer and commercial loans, as well as FDIC-insured deposit accounts, to clients of Raymond James Financial, Inc. (RJF) broker-dealer subsidiaries and to the general public. RJBank also purchases residential whole loan packages to hold for investment and is active in bank participations and corporate loan syndications. RJBank operates from a single branch location adjacent to the Raymond James headquarters complex in St. Petersburg, Florida. RJBank’s deposits consist predominately of cash balances swept from the client investment accounts carried by Raymond James & Associates, Inc. (RJA) in the Raymond James Bank Deposit Program (RJBDP).

Corporate Loan Portfolio
RJBank's corporate loan portfolio is comprised of project finance real estate loans and commercial lines of credit and term loans. Approximately 90 percent of loan outstandings are participations in Shared National Credits agented by approximately 30 different financial institutions with whom RJBank has a relationship. RJBank is sometimes involved in the initial syndication of the loan at inception and some of these loans have been purchased in secondary trading markets. Regardless of the source, all loans are independently underwritten to RJBank credit policies, are subject to loan committee approval, and credit quality is continually monitored by corporate lending staff. Approximately one-third of the corporate borrowers have a capital markets relationship with RJA. More than half of RJBank's corporate borrowers are public companies and nearly two-thirds have annual EBITDA greater than $50 million. RJBank's corporate loans are generally secured by all assets of the borrower and in some instances are secured by mortgages on specific real estate. In a limited number of transactions, loans in the portfolio are extended on an unsecured basis. There are no subordinated loans or mezzanine financings in the corporate loan portfolio. RJBank has experienced some credit quality deterioration in its corporate loan portfolio in light of current economic conditions, leading to higher loan loss provision expense, as well as increasing levels of non-performing loans and charge-offs. Credits in the commercial real estate sector, residential acquisition & development sector, and those credits tied to consumer spending have been particularly impacted.

Residential Loan Portfolio
RJBank's residential loan portfolio consists primarily of first mortgage loans originated by RJBank via referrals from RJF Private Client Group financial advisors, and first mortgage loans purchased by RJBank originated by select large financial institutions. These purchased mortgage loans represent over 90 percent of RJBank's residential portfolio. All of RJBank's residential loans adhere to strict RJBank underwriting parameters pertaining to credit score and credit history, debt-to-income ratio of the borrower, loan-to-value (LTV), and combined loan-to-value (including second mortgage/ home equity loans). On average, three-fourths of the purchased residential loans are re-underwritten with new credit information and valuations, if warranted, by RJBank staff prior to purchase, with the remainder coming from long-standing sources and meeting extremely high credit criteria. Approximately 90 percent of the residential loans are fully documented loans to owner-occupant borrowers. Approximately 70 percent of RJBank's residential loan portfolio are adjustable rate mortgage (ARM) loans with interest-only payments based on a fixed rate for an initial period of the loan, typically 3-5 years, then become fully amortizing, subject to annual and lifetime interest rate caps. RJBank does not originate or purchase option ARM loans with negative amortization, payment options, reverse mortgages, or other types of exotic loan products. Loans with deeply discounted teaser rates are not originated or purchased. Adjustable mortgage rate resets in the next six months are expected to be to rates similar to or lower than the current loan rates. RJBank has a long history with these types of loans. Originated 15 or 30-year fixed rate mortgages are typically sold to correspondents and only retained on an exception basis. All of RJBank’s first mortgage loans are serviced by the seller or by third party professional firms.

Investments
RJBank’s investment portfolio consists of mortgage securities, Federal Home Loan Bank (FHLB) stock and a very small Community Reinvestment Act investment. About 45 percent of the portfolio is invested in relatively short average-life floating rate securities issued by Ginnie Mae, Fannie Mae or Freddie Mac. Most of the remaining mortgage-backed securities portfolio is comprised of Private Label mortgage-backed collateralized mortgage obligations (CMO). These CMO securities were purchased based on the underlying loan characteristics such as loan-to-value ratio, credit scores, property type, location and the current level of credit enhancement. Current characteristics of each security owned such as delinquency and foreclosure levels, credit enhancement, projected losses and coverage are reviewed monthly by management.

All mortgage securities are classified as Available for Sale and the fair value reported includes an aggregate pretax unrealized loss of $147 million. These securities have experienced losses in fair value due to ongoing uncertainty and continued illiquidity in the markets and a significant widening of interest rate spreads. Four securities were considered to be other-than-temporarily impaired (OTTI) as of March 31, 2009 including the addition of two securities that were not previously considered to be OTTI prior to the March quarter. Even though there is no intent to sell these securities and it is highly unlikely the securities will be required to be sold, RJBank does not expect to recover the entire amortized cost basis of these securities, and therefore, recorded $6.2 million of OTTI loss in other revenue during the quarter. This is based on RJBank’s evaluation of the performance and underlying characteristics of the securities including the level of current and estimated credit losses relative to the level of credit enhancement.

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$ in 000s UNAUDITED	Three Months	Three Months	Three Months	Three Months	Three Months
	Ending	Ending	Ending	Ending	Ending
	3/31/2009	12/31/2008	9/30/2008 [11]	6/30/2008	3/31/2008
Net Revenues[1]	$79,677	$93,455	$66,313	$62,451	$48,929
Net (Loss) Income	$(7,586)	$34,343	$21,372	$24,036	$15,680
Loan Loss Provision Expense	$74,979	$24,870	$18,450	$12,366	$11,113
Net Interest Margin
(% Earning Assets)	3.67%	3.92%	3.13%	3.09%	2.57%
Net Interest Spread
(IEA Yield - COF)	3.66%	3.89%	3.03%	2.99%	2.38%
Net Charge-offs in Quarter	$39,776	$6,885	$7,876	$ 5,003	$150

	As of	As of	As of	As of	As of
	3/31/2009	12/31/2008	9/30/2008[11]	6/30/2008	3/31/2008
Total Assets	$9,103,725	$9,450,337	$11,356,939	$8,339,757	$8,299,105
Adjusted Total Assets[2]			$9,396,939
Total Loans, Net	$7,549,950	$7,676,791	$7,095,227	$6,680,362	$6,175,866
Total Deposits	$8,369,092	$8,792,982	$8,774,457	$7,746,139	$7,712,295
Raymond James Bank Deposit
Program Deposits (RJBDP)[3]	$8,081,425	$8,513,887	$8,481,964	$7,470,645	$7,426,870
Available for Sale Securities,
at Market Value	$538,438[13]	$467,838	$577,926	$619,153	$654,845
Change in Net Unrealized
Gain (Loss) on Available for
Sale Securities, Before Tax	$26,681[13]	$(84,598)	$(30,092)	$2,912	$(54,386)
Total Regulatory Capital	$805,035[12]	$792,820	$786,599	$624,732	$596,810
Adjusted Total Regulatory Capital[4]			$726,599
Tangible Common Equity/ Risk
Weighted Assets	7.87%[12]	7.70%	7.80%	8.31%	8.31%
Commercial Real Estate Loans[5]	$1,407,342	$1,402,496	$1,188,677	$1,092,051	$920,013
Corporate Loans	$3,490,858	$3,528,370	$3,374,388	$3,109,823	$3,054,241
Retail/Residential Loans[6]	$2,793,093	$2,852,065	$2,620,317	$2,556,070	$2,271,831
Allowance for Loan Losses	$141,343	$106,140	$88,155	$77,582	$70,219
Allowance for Loan Losses
(as % Loans)	1.84%	1.36%	1.23%	1.15%	1.12%
Nonperforming Loans[7]	$142,638	$63,923	$58,164	$35,955	$13,214
Other Real Estate Owned	$12,010	$12,827	$4,144	$1,913	$1,785
Total Nonperforming Assets[8]	$154,648	$76,750	$62,308	$37,868	$14,999
Nonperforming Assets
(as % Total Assets)	1.70%	0.81%	0.66%[10]	0.45%	0.18%
1-4 Family Residential Loans
over 30 days past due
(as % Residential Loans)	2.21%	1.30%	1.02%	0.86%	0.53%
Residential First Mortgage
Loan Weighted Average
LTV / FICO[9]	63%/752	63%/ 751	64% / 750	65% / 749	68% / 749
1-4 Family Mortgage	6.0% CA	5.9% CA	5.2% CA10	5.5% CA	4.9% CA
Geographic Concentration	4.2% NY	4.1% NY	3.3% NY10	3.3% NY	3.1% FL
(top 5 states, dollars	3.1% FL	3.0% FL	3.0% FL10	3.2% FL	2.4% NY
outstanding as a	1.9% NJ	2.0% NJ	2.1% NJ10	2.3% NJ	2.3% NJ
percent of total assets)	1.3% VA	1.3% VA	1.3% VA10	1.4% VA	1.3% VA
Number of Corporate Borrowers	257	253	253	238	222
Corporate Loan Industry Concentration (top 5 categories, dollars outstanding as a percent of total assets)	3.9% Consumer Products/Services	3.7% Consumer Products/Services	3.3% Telecom[10]	4.0% Consumer Products/Services	3.4% Healthcare (excluding hospitals)
	3.6% Healthcare (excluding hospitals)	3.6% Telecom	3.2% Retail Real Estate[10]	3.7% Healthcare (excluding hospitals)	3.2% Telecom
	3.5% Industrial Manufacturing	3.5% Industrial Manufacturing	3.2% Consumer Products/Services[10]	3.5% Telecom	3.1% Consumer Products/Services
	3.5% Retail Real Estate	3.3% Retail Real Estate	3.1% Industrial Manufacturing[10]	3.4% Retail Real Estate	3.1% Media Communications
	3.3% Hospitality	3.3% Healthcare (excluding hospitals)	3.0% Healthcare (excluding hospitals)[10]	3.2% Media Communications	2.7% Industrial Manufacturing

1Net revenue equals gross revenue, which includes interest income and non-interest income, less interest expense. 2Data presents 9/30/08 total assets adjusted to exclude the $1.9 billion FHLB advance repaid on 10/1/08, and the $60 million return of capital to RJF on 10/2/08. See information in footnote 11 below for additional information. 3Beginning in October 2008, the RJBDP cash sweep option was temporarily discontinued to all new client accounts. 4Total capital adjusted for the $60 million return of capital to RJF on 10/2/08. 5Commercial Real Estate Loans are secured by non-owner occupied commercial real estate properties or their repayment is dependent upon the operation/sale of commercial properties. 6Residential Mortgage and Consumer Loans, net of unearned income and deferred expenses. 7Nonperforming Loans includes 90+ days Past Due plus Nonaccrual Loans and also includes $42 million in loans to borrowers who are current but may encounter future difficulties in meeting their obligations. 8Includes Nonperforming Loans and Other Real Estate Owned. 9At origination, a small group of local loans representing less than 0.5% of residential portfolio excluded. 10Nonperforming Assets and Concentration ratios are presented as percent of Adjusted Total Assets (see note 2 above). 11On September 30, 2008, RJBank had advances outstanding at the FHLB Atlanta of $1.95 billion, which included $1.9 billion in overnight borrowing to meet point-in-time regulatory balance sheet composition requirements related to RJBank’s qualifying as a thrift institution. The latter action was discussed well in advance with the Office of Thrift Supervision. These borrowed funds were invested in qualifying assets and the necessary qualification was met. Prior to the advance, RJF infused $120 million additional capital into RJBank. After the advance was repaid on October 1, 2008, RJBank made a return of capital distribution of $60 million back to RJF on October 2, 2008. The September 30, 2008 results are presented on the previous page, along with adjusted assets and capital excluding the borrowing and capital returned to RJF. 12Estimated.13 The Company elected to early adopt FASB Staff Position (FSP) No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” as well as FSP No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” and as a result, changed the valuation methodology used for certain available for sale securities. This change resulted in an increase in the fair value of those available for sale securities of approximately $18.6 million or 5% of the par value of the securities subject to the methodology change.

For more information, contact Anthea Penrose at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.